ACCELERATED RETURN NOTES (ARNs®)	Filed Pursuant to Rule 433 Registration No. 333-234425-01
Accelerated Return Notes® Linked to the SPDR® S&P® Metals & Mining ETF
Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The SPDR® S&P® Metals & Mining ETF (Bloomberg symbol: “XME”)
Payout Profile at Maturity	● 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value ● 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk
Capped Value	[$12.60 to $13.00] per unit, a [26.00% to 30.00%] return over the principal amount, to be determined on the pricing date.
Interest Payments	None
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000148105722001728/bofa-31970_424b2.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
●
Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
●
Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
●
Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Market Measure or the stocks held by the Market Measure.
●
The initial estimated value of the notes on the pricing date will be less than their public offering price.
●
If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
●
You will have no rights of a holder of the Market Measure or the securities held by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
●
There are liquidity and management risks associated with the Underlying Fund.
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All of the securities held by the Underlying Fund are concentrated in one industry.
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The notes will be subject to risks associated with small-capitalization or mid-capitalization companies.
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The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.
●
The sponsor of the Underlying Index may adjust such Underlying Index in a way that affects its level, and has no obligation to consider your interests.
●
The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.
●
The stocks held by the Underlying Fund are concentrated in one sector.
●
Adverse conditions in the metals and mining sector may reduce your return on the Notes.
●
The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility.
●
The anti-dilution adjustments will be limited.
●
The sponsor or investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that affects its prices, and the sponsor or investment advisor has no obligation to consider your interests.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.
Hypothetical Percentage Change from the Starting Value to the Ending Value
Hypothetical Redemption Amount per Unit
Hypothetical Total Rate of Return on the Notes
-100.00%
$0.00
-100.00%
-50.00%
$5.00
-50.00%
-20.00%
$8.00
-20.00%
-10.00%
$9.00
-10.00%
-6.00%
$9.40
-6.00%
-3.00%
$9.70
-3.00%
   0.00%
$10.00
0.00%
2.00%
$10.60
6.00%
5.00%
$11.50
15.00%
9.34%
   $12.80(1)
28.00%
10.00%
$12.80
28.00%
20.00%
$12.80
28.00%
30.00%
$12.80
28.00%
40.00%
$12.80
28.00%
50.00%
$12.80
28.00%
60.00%
$12.80
28.00%

(1)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.